Exhibit 1.1

Date: 19/02/2010	100 University Avenue, 9th floor
Toronto ON, M5J 2Y1
www.computershare.com

To: All Canadian Securities Regulatory Authorities

Subject: MI DEVELOPMENTS INC.

Dear Sirs:

We advise of the following with respect to the upcoming Meeting of Security Holders for the subject Issuer:

Meeting Type :	Annual Meeting
Record Date for Notice of Meeting :	19/03/2010
Record Date for Voting (if applicable) :	19/03/2010
Meeting Date :	07/05/2010
Meeting Location (if available) :	Toronto ON

Voting Security Details:

Description	CUSIP Number	ISIN
CLASS A SUBORDINATE VOTING	55304X104	CA55304X1042
CLASS B	55304X203	CA55304X2032

Sincerely,

Computershare Trust Company of Canada /
Computershare Investor Services Inc.

Agent for MI DEVELOPMENTS INC.